EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that the statement on Schedule 13G, dated December 31, 1999 (the “Schedule 13G), with respect to the Ordinary Shares, par value S$2.00 per share, of Pacific Internet Limited is, and any amendments thereto executed by each of the undersigned shall be, filed on behalf of each of the undersigned and that this Joint Filing Agreement shall be included as an exhibit to the Schedule 13G and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of the          day of February, 2000.

SIM VENTURES PTE LTD

By:	/s/ BEN NEO CHENG CHYE

	Name:	BEN NEO CHENG CHYE
	Title:	GROUP FINANCE MANAGER, MEDIACORP

MEDIA CORPORATION OF SINGAPORE PTE LTD

By:	/s/ CHUE WAI TAT

	Name:	CHUE WAI TAT
	Title:	VP (GROUP FINANCE), MEDIACORP

TEMASEK HOLDINGS (PRIVATE) LIMITED

By:	/s/ WENDY ONG WEN (MS)

	Name:	WENDY ONG WEN (MS)
	Title:	COMPANY SECRETARY